TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made effective as of August 9, 2017 (the “Effective Date”) by and between Seasons Creek Development LLC, a Virginia Limited Liability Company (the “Company”) and Helpful Alliance Company, a Florida Corporation acting singly or together with its subsidiaries and affiliates (“Alliance”), hereafter collectively referred to as Parties.

RECITALS

WHEREAS, from its inception to June 30, 2017, the Company was a subsidiary of the Alliance;

WHEREAS, on August 1, 2016, the Company and the Alliance have entered into Exclusive Construction Management Agreement (“Construction Management Agreement”);

WHEREAS, prior to June 30, 2017, the Alliance was the Managing Member of the Company entitled to operate the Company under the Limited Liability Company Operating Agreement, as amended;

WHEREAS, on June 30, 2017, Alliance had transferred majority of its equity ownership in the Company to certain parties; and

NOW THEREFORE, in consideration of the mutual covenants hereinafter exchanged, the Parties agree as follows:

1.	The Construction Management Agreement shall be terminated as of the Effective Date of this Agreement (“Construction Management Termination”). Such Construction Management Termination shall be final and irrevocable.

2.	The appointment of Alliance as the Company’s Managing Member shall be terminated as of the Effective Date of this Agreement (“Managing Member Termination”). Such Managing Member Termination shall be final and irrevocable.

3.	In order to complete all steps undertaken under the Construction Management Agreement from commencement to the Effective Date of this Agreement (“Services”), Alliance shall represent the Company solely as non-exclusive agent-representative under the authority of the Company’s Managing Member (“Agent”). The Services shall be considered completed on the date when all individual building lots underlying the presently approved plan of development of the Land, as amended and adjusted, are recorded under individual physical addresses by Chesterfield County, Virginia and the Company receives a legal opinion from an independent attorney licensed to practice law in the Commonwealth of Virginia that a sale of such individual lots is fully permitted under the effective Virginia laws (“Completion Date”.)

4.	In consideration for the Services, the Company shall pay to Alliance the amount of Nine Hundred Sixteen Thousand One Hundred Forty ($916,140) U.S. Dollars (“Compensation”) as specified in Article IV Section 4.1(b) of the Company’s Operating Agreement. The Compensation shall be subject to risk of forfeiture and the Parties specifically agree that nothing in this Agreement shall guarantee the payment of the Compensation on time or at all. Such payment of the Compensation shall be contingent on the Company receiving cash proceeds from the sale of individual lots underlying the Land in the amounts sufficient to make cash distribution as specified in Article IV Section 4.1(b) of the Company’s Operating Agreement.

5.	The term of this agreement (“Term’) shall commence on the Effective Date and end on the Completion Date as stated in Section 3 above. Any of the Company’s obligations that have accrued prior to the termination of this Agreement shall survive the termination of this Agreement.

6.	This Agreement shall not be assignable by either party without the prior written consent of the other party, and such consent not to be unreasonably withheld. The parties specifically agree that if requested by Alliance in writing, the Company will consent to the assignment of this Agreement to another entity for as long as Alliance renders the Services as the Company’s Agent under this Agreement.

7.	The Company understands that Alliance does not purport to render any architectural, engineering or general contractor services, and that the scope and nature of the Services shall be limited to representing the Company in capacity of the Agent as specified in Section 3 above (“Scope of Services”). Alliance shall no longer contract third parties for on behalf of the Company and the Company shall not be responsible for any future reimbursements of expenses that Alliance may accrue under this Agreement during the Term in connection with the foregoing. However, it is specifically agreed by the parties that the Company shall pay to Alliance the amount of reimbursements accrued prior to the Effective Date of this Agreement in the amount of Sixty-Four Thousand One Hundred Fifty-Three ($64,153) U.S. Dollars (“Reimbursements-to-Date”). The payment of Reimbursements-to-Date shall be guaranteed by the corporate guarantee of the Company and shall be repaid at any time on or before December 31, 2019.

8.	The Company and Alliance shall indemnify, defend and keep each other harmless from and against all Claims that may arise from the Construction Management Agreement or this Agreement, except obvious negligence or intentional misconduct. As used herein, “Claims” shall mean all claims, suits, proceedings, actions, demands, causes of action, responsibility, liability, judgments, executions, damages, loss and expense (including attorney’s fees).

9.	All notices called for hereunder shall be deemed delivered one day after having been posted in the United States mail, postage prepaid, at the address shown on the signature page of this Agreement, which address may be changed by either party by giving notice as called for herein.

10.	The Parties agree that the terms and conditions of this Agreement shall constitute the final and all-inclusive agreement between the parties on the subject thereof, and that the integrated terms and conditions of this Agreement shall be legally binding. The Parties further agree that they do not intend to be bound by any other agreements, promises, conditions or representations, written or oral, of whatsoever kind or nature, including, without limitation, any trade usage or course of dealing which the Parties hereby intend to be negated.

11.	The Parties agree to use their respective reasonable commercial efforts in good faith to resolve any disputes arising out of or related to this Agreement. To the extent that the dispute in question cannot be resolved through such normal business practices, it shall first be submitted to mediation before a professional mediator, mutually agreeable to the Parties, for a period to last no more than ninety (90) days, and if such dispute is not settled within such time, it shall then be settled by binding arbitration before a single arbitrator in Broward County, Florida, in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be in writing with written findings of fact and shall be final and binding on the Parties. The costs of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the Parties. Each party shall bear the cost of preparing and presenting its case. The arbitrator shall be empowered to award money damages, but shall not be empowered to award consequential damages, indirect damages, special damages, punitive or exemplary damages or specific performance. The award may be confirmed and enforced in any court of competent jurisdiction. This section provides the sole recourse for the settlement of any disputes arising out of, in connection with, or related to this Agreement, except that a party may seek a preliminary injunction or other injunctive relief in any court of competent jurisdiction if in its reasonable judgment such action is necessary to avoid irreparable harm.

12.	No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving party. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision or of the same provision in the future.

13.	Any and all matters of dispute between the parties to this Agreement, whether arising from the Agreement itself or arising from alleged extra contractual facts prior to, during or subsequent to the Agreement, including, without limitation, fraud, misrepresentation, negligence or any other alleged tort or violation of the contract, shall be governed by, construed, and enforced in accordance with the laws of State of Florida, regardless of the legal theory upon which such matter is asserted, not including State of Florida choice of laws rules but including its statutes of limitations.

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date first written above.

COMPANY:		ALLIANCE:

By:	/s/ Jonathan Barker	By:	/s/ Maxim Temnikov
	Jonathan Barker, Manager		Maxim Temnikov, President